Exhibit 10.1

2603 Challenger Tech Ct., Suite 100, Orlando, FL 32826
407-382-4003 FAX 407-382-4007

November 12, 2020

Jim Gaynor
1284 W Langley Court
Lake Mary, FL 32746-5004

Dear Jim:

Based on our conversations, I understand that you did not exercise certain of your option awards prior to their expiration on September 30, 2020. In consideration for your service and contribution as LightPath Technologies, Inc.’s (“LightPath,” “we,” “our,” or “us”) Chief Executive Officer and a director of our Board of Directors for more than 13 years, and all of your hard work and efforts during that time, we have decided to pay you the gross sum of $400,000.00 to be paid in three equal payments on the following dates Monday, November 16, 2020, Friday, January 15, 2021, and Thursday, April 15, 2021 (the “Cash Award”). The Cash Award is intended to partially compensate you for the loss of your expired options. The payment of the Cash Award will be treated as employment compensation, subject to payroll taxes and regular individual income tax. The portion of the fiscal 2020 annual incentive bonus award that the Compensation Committee determined that you are entitled to, in the amount of $43,000, will also be paid on Monday, November 16, 2020.

The payment of the Cash Award and the portion of your fiscal 2020 annual incentive bonus award are the only remaining payments we owe to you. We also confirm that as of the date hereof, your option award granted on November 15, 2018, exercisable for up to 6,092 shares of our Class A common stock at an exercise price of $2.10 per share, remains outstanding.

Further, by signing below you are agreeing that in exchange for the Cash Award and your fiscal 2020 annual incentive bonus award, you are releasing and forever discharging LightPath, its subsidiaries, affiliated companies, predecessors, successors, and assigns, as well as its stockholders, directors, officers, administrators, agents, employee benefit plans, and current and former employees of all of the foregoing, personally and in their respective capacities, and any other person or entity representing or succeeding to any person or entity from any and all claims, demands, rights, charges, actions, interests, debts, liabilities, lost compensation, lost benefits, damages, costs, interest, attorneys’ fees and expenses, or causes of action of whatever type or nature, whether legal or equitable, whether in tort or in contract, whether known or unknown to you that you may now have against any of these parties, either individually, jointly, or severally, based upon actions that have occurred from the beginning of time to the date of this letter.

In addition, this letter, and the payment of the Cash Award, will not otherwise amend or modify the agreements set forth in the Amendment to Employment Letter dated March 13, 2020, and your Employment Letter dated June 10, 2008.

Please indicate your acceptance of this offer by signing below and returning one copy of the letter, with your signature, to me no later than November 15, 2020. This signed letter can be scanned as a PDF and emailed to me at bobripp7@gmail.com.

If you have any questions concerning any of the foregoing, please do not hesitate to contact me. In addition, if you have any questions regarding any of your already outstanding equity awards, please reach out to us so that we can be sure to provide you with any pertinent dates or other information. I hope you are enjoying your retirement.

Sincerely,

/s/ Robert Ripp

Robert Ripp
Chairman of the Board
LightPath Technologies, Inc.

ACCEPTED AND AGREED:

By:
_/s/ J. James Gaynor_

Date:
_November 13, 2020_